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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
================================================================================
1. Name and Address of Reporting Person*

   CYR                  PAMELA                     M.
--------------------------------------------------------------------------------
   (Last)               (First)                 (Middle)

   19 NOTTINGHAM WAY
--------------------------------------------------------------------------------
                        (Street)

   MOUNT LAUREL           NJ                    08054
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   (City)               (State)                 (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)


   01/01/03
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

   --
================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Thistle Group Holdings, Co. "THTL"
================================================================================
5. Relationship of Reporting Person(s) to Issuer (check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

           Chief Financial Officer
           -----------------------
================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


           ----------------------------------
================================================================================
7. Individual or Joint/Group Filings
    (Check Applicable line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reponding Person

================================================================================
           Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                       2. Amount of Securities    3.  Ownership Form:                4.  Nature of Indirect
                                          Beneficially Owned           Direct (D) or Indirect (1)         Beneficial Ownership
1.  Title of Security (Instr. 4)          (Instr. 4)                  (Instr. 5)                         (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
   COMMON STOCK                           3,072                         D
------------------------------------------------------------------------------------------------------------------------------------
                                          2,740                         D                                 401(k)
------------------------------------------------------------------------------------------------------------------------------------
                                          3,400                         I                                 UNVESTED RSP
------------------------------------------------------------------------------------------------------------------------------------
                                          2,726                         I                                 ESOP
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Persons who respond to the collection of information contained                   (Over)
in this form are not required to respond unless the form displays       SEC 1473 (3-00)
a currently valid OMB control number.


                  Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1.  Title of      2.  Date Exer-           3.  Title and Amount of            4.  Conver-   5.  Ownership    6. Nature of Indirect
    Derivative        cisable and              Securities Underlying              sion or       Form of         Beneficial Ownership
    Security)         Expiration               Derivative Security                Exercise      Derivative      (Instr. 5)
    (Instr. 4)        Date                     (Instr. 4)                         Price of      Security:
                      (Month/Day/Year)                                            Deri-         Direct  (D)
                      ----------------------------------------------------------  vative        or
                      Date     Expiration                               Amount    Security      Indirect (I)
                      Exer-    Date                                     or                      (Instr. 5)
                      cisable                   Title                   Number
                                                                        of
                                                                        Shares
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
RIGHT TO BUY OPTIONS *7/21/99   7/21/09           COMMON                 30,500    8.9375          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
RIGHT TO BUY OPTIONS **12/31/02 12/31/12          COMMON                  5,000    11.71           D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:
        *  1/3 VESTED IMMEDIATELY, 1/3 ON 7/21/00, 1/3 ON 7/21/01
        ** 1/3 VESTED IMMEDIATELY, 1/3 ON 12/31/03, 1/3 ON 12/31/04

                                                                  /s/PAMELA CYR                                 JANUARY 8, 2003
                                                                ---------------------------------------         --------------------
                                                                *** Signature of Reporting Person                       Date

*** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:    File three copies of this Form, one of which must be manually signed.  If space provided is insufficient,
         See Instruction 6 for procedure:

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB number.

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